Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Expands Revolving Credit Facility to $430 Million

NOVATO, CA — September 10, 2012 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced that it increased its revolving credit facility to $430 million from $345 million.  The credit facility, with an interest rate equal to the one-month LIBOR plus 2.50%, is available to Willis Lease on a revolving basis for the next four years through November 2016.  This and other credit facilities support the company and its subsidiaries in financing its lease portfolio, which stood at $970.0 million as of June 30, 2012.

“We added three new banks to our lender group and are very pleased with the continuing strong interest in our business model by the global banking community,” said Charles F. Willis, Chairman and CEO.  “The larger revolving credit facility, coupled with the $390 million ABS transaction just announced, provides us with long term, low cost financing to support our business operations for many years to come.”

The $430 million revolving credit facility has a feature that allows it to be expanded to $450 million, through increased commitments from current lenders or the addition of new lenders to the facility.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on September 10, 2012, at 6:00 a.m. Pacific Time.